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                                                                     Exhibit 21

                                  Subsidiaries

    Celeritek has the following subsidiaries: Celeritek UK, Ltd, Tavanza, Inc., and Celeritek Korea. In addition, Powerfore, Inc. is a subsidiary of Tavanza, Inc.